Exhibit 4.4



                           THE PEOPLES HOLDING COMPANY
                           DEFERRED COMPENSATION PLAN
                                 AMENDMENT NO. 1


     Whereas, the Board of Directors of The Peoples Holding Company (the "Company") approved and adopted The Peoples Holding Company Deferred Compensation Plan, a nonqualified deferred compensation plan intended to provide for the deferral of compensation by key executives and officers of the Company, for the determination and crediting of gains and loss with respect to such deferred amounts with reference to $5.00 par value voting common stock issued by the Company (the "Common Stock"), and for the distribution of benefits from such plan in the form of Common Stock, all first effective as of January 1, 2002 (the "Plan");

     Whereas, the Company now desires to amend the Plan to specify the number of shares of Common Stock that may be issued under the Plan and to make other changes;

     Now, Therefore, Be it Resolved, that the following Article 13 shall be added to the Plan to read in its entirety as follows:

                                   Article 13
                               General Provisions

     13.1 Number of Shares. Subject to adjustment as provided herein, the number of shares of Common Stock that may be issued or distributed under the Plan, from time to time, shall not exceed 30,000 shares. Except as provided herein, the number of shares available for issuance or distribution hereunder shall be reduced by the number of shares actually issued or distributed, from time to time. Common Stock issued hereunder may be authorized and unissued shares or issued shares held as treasury shares or shares acquired on the open market or by private purchase.

     13.2 Cancellation. Shares of Common Stock allocated to an account hereunder that are not issued or distributed as provided herein, whether on account of forfeiture, termination, expiration or otherwise, shall again be available for issuance or distribution hereunder.

     13.3 Maximum Awards. Notwithstanding any provision of the Plan to the contrary, the following limitations shall apply to shares of Common Stock allocated to an account maintained hereunder or otherwise issued or distributed hereunder with respect to any year in which this Plan has not been approved by the shareholders of the Company: (i) the number of shares of Common Stock authorized for issuance with respect to such year shall not exceed 5% of outstanding shares, and (ii) with respect to all arrangements adopted without shareholder approval in any five-year period, the aggregate number of shares of Common Stock authorized under all such plans shall not exceed 10% of such shares. This section 13.3 shall be interpreted and construed by the Committee in a manner intended to comply with any limitations imposed by the American Stock Exchange or such other exchange or listing service as may be applicable to the Company, from time to time.


     13.4 Adjustments. In the event that the Committee determines that any dividend or other distribution with respect to Common Stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects Common Stock allocated to an account maintained hereunder, such that an adjustment is necessary to prevent dilution or enlargement of the rights related to such stock, the Committee shall adjust any or all of the account balances maintained hereunder; provide for an equivalent credit to such accounts in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or make such additional award or adjustment as may be reasonably necessary to prevent dilution or enlargement hereunder.

     13.5 Determination of Fair Market Value. Notwithstanding any provision of this Plan to the contrary, Fair Market Value shall be determined by the Committee in accordance with section 1.23 hereof; provided, however, that if the Committee determines that the closing price of a share of Common Stock does not fairly represent the value of such stock, then the Committee may determine that Fair Market Value thereunder shall be an average of such prices for a period immediately preceding the date on which such value is determined, not in excess of 20 consecutive trading days.

     13.6 Allocation Date. Notwithstanding any provision of the Plan to the contrary, Shares of Common Stock credited to the account of a Participant herein shall be determined as of the last business day of each quarter by dividing (i) contributions made to the plan during such quarter, by (ii) the Fair Market Value of Common Stock as of such date.

     This Amendment No. 1 was approved by the Board of Directors of the Company on November 19, 2002.

WITNESSES:                           THE PEOPLES HOLDING COMPANY

/s/ Stuart Johnson                    By: /s/ Hollis Ray Smith
---------------------                     ---------------------
  Stuart Johnson                            Hollis Ray Smith
                                      Its:  Plan Administrator
/s/ Patsy Brandon
---------------------
  Patsy Brandon

                                      Date: December 4, 2002